Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture” or “this Supplemental Indenture”), dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), the guarantors listed on Exhibit A hereto, as guarantors (the “Guarantors”) and The Bank of New York, as Trustee (the “Trustee”), to the Senior Notes Indenture, dated as of December 1, 2006, among Freescale Acquisition Corporation, a Delaware corporation (the “Issuer”), the Guarantors and the Trustee (the “Indenture”).

WITNESSETH:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee the Indenture providing for the issuance of $500,000,000 aggregate principal amount of senior floating rate notes due 2014, $1,500,000,000 aggregate principal amount of 9 1/8%/9 7/8% senior PIK-election notes due 2014 and $2,350,000,000 aggregate principal amount of 8 7/8% senior fixed rate notes due 2014;

WHEREAS, the Issuer has merged with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger;

WHEREAS, as a result of the Merger, the Company is assuming, by and under this First Supplemental Indenture, the obligations of the Issuer for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of the Indenture on the part of the Issuer;

WHEREAS, Sections 5.01 and 9.01 of the Indenture provide that the Trustee, the Company and each of the Guarantors are authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate or other action on the part of the Trustee, the Company and each of the Guarantors.

NOW, THEREFORE, for and in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders of the Notes, as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Assumption by the Company. The Company hereby assumes the obligations of the Issuer for the due and punctual payment of the principal of, premium, if any, and interest on all outstanding Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer. The Company is hereby substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture, and the Company is a successor company under the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 5. Notices. For purposes of the Indenture, the address for notices to the Company shall be as set forth below:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Attention: General Counsel

SECTION 6. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this First Supplemental Indenture.

[Signatures on following page]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FREESCALE SEMICONDUCTOR, INC.

by	/s/ Alan Campbell
Name: Alan Campbell
Title: President and Chief Executive Officer

FREESCALE ACQUISITION HOLDINGS CORP.

by	/s/ Alan Campbell
Name: Alan Campbell
Title: President and Chief Executive Officer

FREESCALE HOLDINGS (BERMUDA) I, LTD. FREESCALE HOLDINGS (BERMUDA) II, LTD. FREESCALE HOLDINGS (BERMUDA) III, LTD. FREESCALE HOLDINGS (BERMUDA) IV, LTD.

by	/s/ Alan Campbell
Name: Alan Campbell
Title: President and Chief Executive Officer

Signature Page to Supplemental Indenture (Senior Notes)

THE BANK OF NEW YORK, AS TRUSTEE

by	/s/ Mary LaGumina
Name: Mary LaGumina
Title: Vice President

Signature Page to Supplemental Indenture (Senior Notes)

EXHIBIT A

Guarantors

Freescale Acquisition Holdings Corp.

Freescale Holdings (Bermuda) I, Ltd.

Freescale Holdings (Bermuda) II, Ltd.

Freescale Holdings (Bermuda) III, Ltd.

Freescale Holdings (Bermuda) IV, Ltd.